Exhibit 16.1

Your reference: Our reference: 92/106149	MSR Partners LLP 150 Aldersgate Street London EC1A 4AB T +44(0)20 7099 9988 E info@msrllp.co.uk www.msrllp.co.uk

April 30, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

United States of America

We have been furnished with a copy of the response to Item 16F of Form 20-F for the event that occurred on February 7, 2019, to be filed by our former client, MFC Bancorp Ltd. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours

/s/ MSR Partners LLP
MSR Partners LLP (Formerly Moore Stephens LLP)

MSR Partners LLP is a limited liability partnership, registered in England and Wales with registered number OC313071. A list of members’ names is available at 150 Aldersgate Street, London EC1A 4AB, the firm’s registered office. Registered to carry on audit work in the UK and Ireland by the Institute of Chartered Accountants in England and Wales. Authorised and regulated by the Financial Conduct Authority for investment business.